Exhibit 1

Group Secretariat

Level 20, Westpac Place

275 Kent Street

Sydney NSW 2000 Australia

Telephone: (02) 8253 0390

Facsimile: (02) 8253 1215

annaoconnell@westpac.com.au

1 November 2007

Company Announcements Platform

ASX Limited

20 Bridge Street

SYDNEY   NSW  2000

Dear Sir/Madam

Amendment to Westpac Banking Corporation’s 2007 Final Ordinary Dividend — Payment Date and Record Date

We have previously advised the market that the record date for payment of the Westpac Banking Corporation final dividend is 5.00 pm on 12 November 2007 (5.00 pm on 9 November 2007 in New York).

The correct record date is 5.00 pm 13 November 2007 (5.00 pm on 12 November 2007 in New York).

Yours sincerely

Anna O’Connell

Head of Group Secretariat